POLICY CONTRACT TERMS MAY VARY SIGNIFICANTLY FROM THIS SPECIMEN COPY BASED ON THE STATE WHERE THE CONTRACT IS ISSUED. THIS CONTRACT MAY NOT BE AVAILABLE IN YOUR STATE.
POLICY TERM RIDER
This rider is a part of the policy to which it is attached if it is listed under the Rider Schedule on the Schedule Pages of the policy. Except as stated in this rider, it is subject to all of the provisions of the policy.
Policy Number:
[2 000 000]
Insured:
[John M. Doe]
Initial Rider Insurance Amount:
[$100,000]
Insurance Increase:
[0]
Insurance Increase Expiry Date:
[NA]
Rider Date of Issue:
[October 1, 1999]
Definitions
Rider Anniversary. The anniversary of the Rider Date of Issue.
Total Rider Insurance Amount. The Total Rider Insurance Amount is equal to the Initial Rider Insurance Amount plus any Insurance Increases.
Rider Death Benefit
Upon receipt of due proof at Our Main Administrative Office that the Insured died while this rider is in effect, We will pay the Rider Death Benefit to the beneficiary of the policy.
The Rider Death Benefit is equal to the Total Rider Insurance Amount minus an amount, not less than zero, equal to either of the following depending on the death benefit option in effect:
• the policy’s minimum death benefit, as described in Part 7 of the policy, minus the policy’s face amount if the policy’s death benefit option is Option 1; or
• the policy’s minimum death benefit minus the sum of the policy’s face amount and the policy’s Policy Value if the policy’s death benefit is Option 2.
Suicide Exclusion
If within two years from the Rider Date of Issue (or two years from any reinstatement, if applicable) and provided this rider is then in effect the
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VR33	- 1 -

Insured dies by suicide, whether sane or insane, the amount We pay under this rider will be limited to the cost of insurance charges paid for this rider.
Contestability
We cannot contest the validity of this rider after it has been in effect during the Insured’s lifetime for two years from the Rider Date of Issue (or two years from any reinstatement, if applicable).
Types of Insurance Increases
Subject to the limitations stated below, if the Increase Factor is not 0, the Total Rider Insurance Amount will increase as follows:
Premiums Paid Increase
If the Increase Factor is expressed as “Premiums Paid”, then the amount of each Insurance Increase will be equal to the premiums paid during the most recent Policy Month, less any amounts refunded to comply with the policy’s Total Premium Limit. The Insurance Increase will occur on the first Monthly Calculation Day on or following premium receipt as long as this rider is in effect
Percentage Increase
If the Increase Factor is a percent, then the amount of the Insurance Increase will be equal to the Increase Factor multiplied by the sum of the previous year’s Total Rider Insurance Amount and the policy’s face amount. The Insurance Increase will occur on each Rider Anniversary that this rider is in effect.
Dollar Increase
If the Increase Factor is a dollar amount, then the amount of the Insurance Increase will be equal to the applicable dollar amount. The Insurance Increase will occur on each Rider Anniversary that this rider is in effect.
Varying Schedule Increases
If the Increase Factor is expressed as “Scheduled”, then the amount of the Insurance Increase will be as shown in the schedule attached to this rider. The Insurance Increase as shown on the attached schedule will occur on each Rider Anniversary that this rider is in effect.
Insurance Increase Limitations
The Insurance Increases will be subject to the following limitations:
• Insurance Increases will not occur after the Increase Expiry Date;
• The total of all Insurance Increases cannot exceed the policy’s initial face amount plus the Initial Rider Insurance Amount or, if less, $5,000,000;
• You may, by Written Request, decrease, but not increase, the applicable Insurance Increase on any Rider Anniversary;
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VR33	- 2 -

• If the Increase Factor is decreased for Percentage or Dollar Increases, then the reduced percent or amount must be a whole percent or dollar amount and becomes a maximum cap for determining all future Insurance Increases;
• You cannot change the type of Insurance Increase;
• Insurance Increases will no longer be provided following the first of any of the following to occur:
1. a partial surrender of cash surrender value;
2. a requested policy face amount decrease;
3. a requested decrease in the Total Rider Insurance Amount.
Partial Surrenders of Cash
Surrender Value and
Face Amount Decreases
While this rider is in effect, the provisions entitled “Partial Surrender” in Part 6 of the policy and “Request for a Decrease in Face Amount” in Part 7 of the policy shall be amended to provide that requests for a partial surrender of cash surrender value or requested face amount decreases under the policy will first reduce the Total Rider Insurance Amount. The Policy Value and the Total Rider Insurance Amount will each be reduced for a partial surrender of cash surrender value by the amount of the partial surrender plus the partial surrender fee. This fee is described on the policy’s Schedule Pages. Partial surrender charges will not apply for either a partial surrender of cash surrender value or a requested face amount decrease as long as only the Total Rider Insurance Amount is being reduced.
To the extent such partial surrenders of cash surrender value or requested face amount decreases reduce the Total Rider Insurance Amount to zero, any additional partial surrender of cash surrender value or requested face amount decrease will reduce the policy face amount and Policy Value in accordance with the regular non-amended terms of such provisions. Any applicable partial surrender charge will be applied according to such provisions.
After such partial surrender of cash surrender value or requested face amount decrease no Insurance Increases will thereafter be provided.
Total Rider Insurance Amount Decreases
You may, by Written Request, decrease the Total Rider Insurance Amount. No Insurance Increases will thereafter be provided.
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VR33	- 3 -

Monthly Charge
The Monthly Charge for this rider is equal to the monthly cost of insurance rate for the Insured multiplied by the Rider Death Benefit. The Monthly Charge for each month of the first year that this rider is in effect is shown on the policy’s Schedule Pages. The Monthly Charge for the rider is deducted from the Policy Value as part of the monthly deduction for the policy.
The monthly cost of insurance rate is based on the Insured’s age nearest birthday on the Rider Date of Issue, risk class, sex, and duration from such Rider Date of Issue. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates attached to this rider, or such lower rate as We may declare. Any new schedule of rates will be determined by Us based on factors which will be uniform by class without regard to changes in the health of the Insured after the Rider Date of Issue, and based on Our future mortality, expense, lapse and investment expectations.
Termination of this Rider
This rider and all insurance under it will terminate on the earliest of the following dates:
1. the Insured’s Age 100,
2. the date of surrender or lapse of the policy;
3. the date of payment of the Rider Death Benefit;
4. the date, if any, that the Total Rider Insurance Amount first equals zero;
5. the first Monthly Calculation Day following Our receipt at Our Main Administrative Office from You of a Written Request to cancel this rider.
Phoenix Life Insurance Company
Secretary
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VR33	- 4 -

TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1.00 OF RIDER DEATH BENEFIT

Attained Age	Male Advantage Classes	Male Standard Class	Female Advantage Classes	Female Standard Class
18	0.0001958	0.0002425	0.0001417	0.0001533
19	0.0002008	0.0002508	0.0001442	0.0001567
20	0.0002025	0.0002550	0.0001467	0.0001592
21	0.0002017	0.0002567	0.0001475	0.0001608
22	0.0001992	0.0002542	0.0001492	0.0001633
23	0.0001967	0.0002508	0.0001500	0.0001650
24	0.0001933	0.0002467	0.0001525	0.0001683
25	0.0001892	0.0002408	0.0001533	0.0001700
26	0.0001858	0.0002358	0.0001558	0.0001742
27	0.0001842	0.0002342	0.0001575	0.0001775
28	0.0001825	0.0002325	0.0001600	0.0001808
29	0.0001825	0.0002342	0.0001625	0.0001858
30	0.0001825	0.0002375	0.0001658	0.0001917
31	0.0001850	0.0002433	0.0001683	0.0001967
32	0.0001875	0.0002492	0.0001717	0.0002025
33	0.0001917	0.0002583	0.0001750	0.0002083
34	0.0001967	0.0002692	0.0001808	0.0002175
35	0.0002033	0.0002850	0.0001850	0.0002242
36	0.0002100	0.0003042	0.0001925	0.0002367
37	0.0002192	0.0003292	0.0002017	0.0002525
38	0.0002292	0.0003575	0.0002117	0.0002700
39	0.0002408	0.0003900	0.0002233	0.0002958
40	0.0002533	0.0004267	0.0002358	0.0003250
41	0.0002683	0.0004700	0.0002508	0.0003608
42	0.0002875	0.0005150	0.0002658	0.0003942
43	0.0003100	0.0005658	0.0002842	0.0004292
44	0.0003325	0.0006183	0.0003033	0.0004633
45	0.0003600	0.0006792	0.0003242	0.0004992
46	0.0003892	0.0007400	0.0003458	0.0005367
47	0.0004200	0.0008058	0.0003692	0.0005750
48	0.0004542	0.0008750	0.0003958	0.0006150
49	0.0004917	0.0009533	0.0004225	0.0006583
50	0.0005317	0.0010358	0.0004542	0.0007083
51	0.0005800	0.0011308	0.0004875	0.0007583
52	0.0006350	0.0012375	0.0005258	0.0008150
53	0.0006967	0.0013583	0.0005700	0.0008808
54	0.0007683	0.0014950	0.0006150	0.0009483
55	0.0008475	0.0016400	0.0006642	0.0010183

Sample

TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1.00 OF RIDER DEATH BENEFIT (Continued)

Attained Age	Male Advantage Classes	Male Standard Class	Female Advantage Classes	Female Standard Class
56	0.0009350	0.0017975	0.0007142	0.0010892
57	0.0010283	0.0019600	0.0007642	0.0011558
58	0.0011292	0.0021333	0.0008117	0.0012192
59	0.0012425	0.0023133	0.0008625	0.0012842
60	0.0013692	0.0025125	0.0009217	0.0013550
61	0.0015100	0.0027367	0.0009925	0.0014475
62	0.0016708	0.0029892	0.0010808	0.0015592
63	0.0018533	0.0032750	0.0011925	0.0017092
64	0.0020608	0.0035900	0.0013250	0.0018775
65	0.0022892	0.0039317	0.0014683	0.0020658
66	0.0025350	0.0042867	0.0016217	0.0022525
67	0.0028017	0.0046592	0.0017775	0.0024458
68	0.0030875	0.0050433	0.0019350	0.0026217
69	0.0033992	0.0054517	0.0021025	0.0028192
70	0.0037517	0.0059017	0.0022967	0.0030283
71	0.0042150	0.0064017	0.0025283	0.0032992
72	0.0046108	0.0069692	0.0028158	0.0036350
73	0.0051392	0.0076083	0.0031658	0.0040442
74	0.0057333	0.0083050	0.0035775	0.0045217
75	0.0063700	0.0090750	0.0040433	0.0050525
76	0.0070483	0.0098692	0.0045542	0.0056250
77	0.0077608	0.0106733	0.0051033	0.0062250
78	0.0085008	0.0114733	0.0056908	0.0068500
79	0.0092867	0.0122950	0.0063325	0.0075192
80	0.0101475	0.0131725	0.0070550	0.0082617
81	0.0111067	0.0141275	0.0078825	0.0091000
82	0.0121900	0.0151883	0.0088392	0.0100575
83	0.0134108	0.0163617	0.0099408	0.0111442
84	0.0147450	0.0176033	0.0111617	0.0124208
85	0.0161633	0.0188717	0.0124992	0.0136958
86	0.0176367	0.0201258	0.0139292	0.0151442
87	0.0191525	0.0213483	0.0154600	0.0165392
88	0.0206800	0.0226817	0.0170742	0.0181167
89	0.0222400	0.0239983	0.0187967	0.0196158
90	0.0238542	0.0253167	0.0206258	0.0213425
91	0.0255492	0.0266633	0.0225958	0.0231833
92	0.0273817	0.0280942	0.0247650	0.0251917
93	0.0294267	0.0299325	0.0272350	0.0274683
94	0.0320292	0.0323000	0.0302583	0.0302583
95	0.0357458	0.0357458	0.0343767	0.0343767
96	0.0416600	0.0416600	0.0407050	0.0407050
97	0.0520217	0.0520217	0.0514550	0.0514550
98	0.0712808	0.0712808	0.0710508	0.0710508
99	0.0833333	0.0833333	0.0833333	0.0833333

Sample